UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 17, 2006

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York		10007
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 395-2121

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a) (1) As of April 20, 2004, MCI, Inc. (the Original Issuer) issued $1,982,537,000 aggregate principal amount of 5.908% Senior Notes due 2007 (the 2007 Notes), $1,982,537,000 aggregate principal amount of 6.688% Senior Notes due 2009 (the 2009 Notes) and $1,699,496,000 aggregate principal amount of 7.735% Senior Notes Due 2014 (the 2014 Notes and, together with the 2007 Notes and the 2009 Notes, the Notes). The Notes are governed by the terms of the Indentures, each dated as of April 20, 2004, among the Original Issuer, certain subsidiaries of the Original Issuer and Citibank, N.A, as amended (collectively as amended, the Indentures). The Indentures contain provisions that would apply upon a change of control of the Original Issuer. On January 6, 2006, MCI, Inc. was merged with and into a wholly-owned subsidiary of Verizon Communications Inc. (Verizon), with the subsidiary changing its name to MCI, LLC (the Company) and continuing as the surviving person under the terms of the Indentures. The merger constituted a change of control of the Original Issuer under the Indentures and the Company has assumed the obligations of the Original Issuer under the Indentures.

(2) Pursuant to the change of control provisions of the Indentures, the Company has offered to purchase all or a portion of the Notes for a purchase price, in cash, equal to $1,010 per $1,000 of Notes tendered by noteholders. The offer to purchase the 2007 Notes will remain open from January 23 to February 17, 2006. On February 21, 2006, the Company will accept for payment all of the 2007 Notes tendered during the offering period under the offer to purchase. The offer to purchase the 2009 Notes and the 2014 Notes will remain open from January 18 to February 14, 2006. On February 22, 2006, the Company will accept for payment all of the 2009 Notes and the 2014 Notes tendered during the offering period under the offer to purchase.

(3) The aggregate principal amount of the 2007 Notes that is outstanding is $1,982,537,000, and the Company is offering to purchase the 2007 Notes at a purchase price of $2,002,362,370 plus accrued interest to the purchase date. If all holders of the 2007 Notes tendered their 2007 Notes for purchase by the Company, the Company expects that it would pay $41,846,950.43 in accrued interest on the 2007 Notes, for a total purchase price (including accrued interest) of $2,044,209,320.43.

The aggregate principal amount of the 2009 Notes that is outstanding is $1,982,537,000, and the Company is offering to purchase the 2009 Notes at a purchase price of $2,002,362,370 plus accrued interest to the purchase date. If all holders of the 2009 Notes tendered their 2009 Notes for purchase by the Company, the Company expects that it would pay $46,995,378.74 in accrued interest on the 2009 Notes, for a total purchase price (including accrued interest) of $2,049,357,748.74.

The aggregate principal amount of the 2014 Notes that is outstanding is $1,699,496,000, and the Company is offering to purchase the 2014 Notes at an aggregate purchase price of $1,716,490,960 plus accrued interest to purchase date. If all holders of the 2014 Notes tendered their 2014 Notes for purchase by the Company, the Company expects that it would pay $45,772,384.14 in accrued interest on the 2014 Notes, for a total purchase price (including accrued interest) of $1,762,263,344.14.

(4) There are no other material obligations of Verizon that may arise, increase, be accelerated or become direct financial obligations as a result of the triggering event or the increase or acceleration of the direct financial obligation described in this Item 2.04.

On January 17, 2006, Verizon notified holders of the 2009 Notes and the 2014 Notes that the Company was exercising its right to redeem the 2009 Notes and the 2014 Notes prior to maturity under the optional redemption procedures provided in the Indentures. The 2009 Notes will be redeemed on March 1, 2006, and the 2014 Notes will be redeemed on Feb. 16, 2006. The redemption agent is Citibank, N.A. On January 20, 2006, Verizon issued a press release stating that Verizon expected that the Indenture governing the 2007 Notes would be satisfied and discharged in accordance with its terms shortly after the close of the offer to purchase the 2007 Notes described in this Item 2.04.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 19, 2006, the Board of Directors of Verizon elected Clarence Otis Jr. as a Director. The committee or committees of the Board to which Mr. Otis will be appointed have not yet been determined.

On January 19, 2006, the Board approved the appointment of Donald T. Nicolaisen to its Audit and Finance Committee and Corporate Governance Committee.

Item 8.01 Other Events.

Attached as an exhibit is a press release dated January 19, 2006 issued by Verizon related to Verizon’s announcement that its Board of Directors authorized a common stock repurchase of up to 100 million shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date:	January 20, 2006	/s/ Thomas A. Bartlett
Thomas A. Bartlett
Senior Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description
99	Attached as an exhibit is a press release dated January 19, 2006 issued by Verizon Communications Inc. (Verizon) related to Verizon’s announcement that its Board of Directors authorized a common stock repurchase of up to 100 million shares.